Exhibit 99.1

FOR IMMEDIATE RELEASE

September 25, 2019

For further information contact: Investor Relations PR@citizensinc.com

CITIZENS APPOINTS PERMANENT CHIEF FINANCIAL OFFICER

AUSTIN, TX – September 25, 2019 — Citizens, Inc. (NYSE: CIA) (the “Company”) today announced that its Board of Directors has promoted Jeffery P. Conklin to Vice President, Chief Financial Officer and Treasurer of the Company, effective September 20, 2019.

Mr. Conklin previously served as interim Chief Financial Officer and Chief Investment Officer of the Company since March 2019, in addition to his existing roles as Vice President, Chief Accounting Officer and Treasurer of the Company since September 2017. Prior to assuming his positions as Vice President, Chief Accounting Officer and Treasurer, Mr. Conklin served as Vice President, Chief Accounting Officer from May 2017 to September 2017. Mr. Conklin came to the Company with over 20 years of life insurance and financial reporting experience, having worked at American International Group, Inc. from 2004 to 2017 in various capacities, including Vice President of Financial Reporting and Vice President of Special Projects. In addition to his financial reporting expertise, Mr. Conklin brings to Citizens expertise in budgeting, financial analysis and implementation of strategic accounting initiatives. He will continue to serve as the Company’s principal financial and principal accounting officer.

According to Geoff Kolander, the Company’s President and Chief Executive Officer, “Jeff Conklin earned the respect of our executive team and board of directors over the past two years as Chief Accounting Officer, and then more recently as interim CFO. Moving Jeff from interim CFO to permanent CFO became an obvious decision, as we seek to capture the financial team’s momentum created under his leadership.”

Dr. Terry Maness, Chairman of the Company’s Audit Committee said: “The Audit Committee is pleased to welcome Mr. Jeff Conklin as Citizens’ permanent new Chief Financial Officer. We have been very impressed with the way that he quickly adapted to his interim role these past several months and look forward to his leadership in this important position for the Company.”

About Citizens, Inc.

Citizens, Inc. is a financial services company listed on the New York Stock Exchange under the symbol CIA. The Company and its subsidiaries utilize a three-pronged strategy for growth based upon worldwide sales of U.S. Dollar-denominated, whole life, cash value insurance policies, life insurance product sales in the U.S. and final expense and limited liability property product sales in the U.S.

Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as “may,” “will,” “expect,” “anticipate”, “intends,” “continue” or comparable words. In addition, all statements other than statements of historical facts that address activities that the Company expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the periodic reports the Company files with the Securities and Exchange Commission, particularly its Annual Report on Form 10-K for the fiscal year ended December 31, 2018, its quarterly reports on Form 10-Q and its current reports on Form 8-K, for “Risk Factors” and other meaningful cautionary language disclosing why actual results may vary materially from those expected or implied by the forward-looking statements. The Company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in the Company’s expectations. Accordingly, you should not unduly rely on these forward-looking statements. The Company also disclaims any duty to comment upon or correct information that may be contained in reports published by the investment community.